UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):   February 23, 2011

GREAT WOLF RESORTS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	000-51064 (Commission File Number)	51-0510250 (IRS Employer Identification No.)

525 JUNCTION ROAD, SUITE 6000 SOUTH TOWER MADISON, WISCONSIN (Address of principal executive offices)	53717 (Zip Code)

Registrant’s telephone number, including area code:  (608) 662-4700

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e). Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On February 22, 2011, Great Wolf Resorts, Inc. (“the registrant”) entered into an agreement with its General Counsel and Corporate Secretary, J. Michael Schroeder, regarding Mr. Schroeder’s separation from the registrant on February 23, 2011.  Pursuant to the terms of the separation agreement (and subject to Mr. Schroeder not revoking the release of claims in the separation agreement):

1.
The registrant agreed to pay to Mr. Schroeder no later than February 24, 2011 a bonus in respect of 2010 performance in an amount equal to $74,604.00.  The bonus was to be paid in shares of the registrant’s common stock, less appropriate tax withholding and payroll deductions.

2.	The registrant will pay Mr. Schroeder no later than March 8, 2011 $381,900.29 in a lump sum, less appropriate tax withholding and payroll deductions.

3.
The registrant has accelerated the exercisability of all of Mr. Schroeder’s still-outstanding options to purchase the registrant’s common stock on February 23, 2011, subject to the terms of the Great Wolf Resorts, Inc. 2004 Incentive Stock Plan under which the stock options were granted.

4.
The registrant has agreed to make a contribution to Mr. Schroeder’s account under the Great Wolf Resorts, Inc. Deferred Compensation Plan by the end of the first quarter of 2011 in an amount estimated to be $16,403.99.

5.	The registrant has agreed to pay up to $3,500 in legal fees incurred by Mr. Schroeder in connection with the preparation of the separation agreement.

6.
Mr. Schroeder will continue to be bound by the restrictive covenants in his employment agreement, other than the nonsolicitation provision in his employment agreement, and Mr. Schroeder and the registrant agreed to modify the noncompete provision of Mr. Schroeder’s employment agreement by limiting it to positions in which Mr. Schroeder would serve as an attorney, executive, manager or consultant with a family entertainment resort business featuring indoor water parks.

7.	Mr. Schroeder executed a general release of claims against the registrant.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this current report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 28, 2011

GREAT WOLF RESORTS, INC.

By:	/s/ James A. Calder
Name: James A. Calder
Title: Chief Financial Officer